Exhibit 99.1

For More Information:

CCG Investor Relations 15300 Ventura Boulevard, Suite 303 Sherman Oaks, CA 91403 (818) 789-0100 Crocker Coulson, President crocker.coulson@ccgir.com	Excelligence Learning Corporation 2 Lower Ragsdale Drive, Suite 200 Monterey, CA 93940 (831) 333-2000 Vikas Arora, VP & General Counsel varora@excelligencemail.com

FOR IMMEDIATE RELEASE

Excelligence Learning Corporation Announces

Director Al Noyes Will Not Seek Re-Election to the Board

Monterey, Calif. — March 17, 2005 — Excelligence Learning Corporation (NASDAQSC: LRNS), a leader in developing, manufacturing and distributing educational products to the early childhood and elementary school markets, today announced that its Class I director, Al Noyes, will not seek re-election to the Company’s Board of Directors at the 2005 annual meeting of stockholders. On March 13, 2005, Mr. Noyes verbally notified the Board of Directors of his decision not to seek re-election in order to focus his time and energies on other commitments. Mr. Noyes will remain on the Board of Directors for the remainder of his current term, which ends on May 10, 2005, the date of the Company’s 2005 annual meeting of stockholders.

The Board does not currently know when it will consider candidates to fill the vacancy that will be left by the departure of Mr. Noyes. The Board’s other Class I directors, Dr. Lou Casagrande and Scott Graves, will stand for re-election at the Company’s 2005 annual meeting of stockholders.

Ron Elliott, Excelligence’s Chief Executive Officer, commented, “We thank Al for his valuable contributions to the Company as a member of its Board of Directors since April 2001. We wish him only the best in his future endeavors.”

About Excelligence Learning Corporation

Excelligence Learning Corporation is a developer, manufacturer and retailer of educational products which are sold to child care programs, preschools, elementary schools and consumers. The Company serves early childhood professionals, educators, and parents by providing quality educational products and programs for children from infancy to 12 years of age. With proprietary product offerings and a multi-channel distribution strategy, the Company helps to further children’s education and to reinforce the connection between children’s learning at school and at home. The Company is composed of two business segments, Early Childhood and Elementary School. Through its Early Childhood segment, the Company develops, markets and sells educational products through multiple distribution channels to early childhood professionals and parents. Through its Elementary School segment, the Company sells school supplies and other products specifically targeted for use by children in kindergarten through sixth grade to elementary schools, teachers and other education organizations. These products are then resold as a fundraising device for the benefit of a particular school. Excelligence Learning Corporation’s headquarters is in Monterey, California and its website is www.excelligencelearning.com.